AMENDMENT TO ARTICLES OF INCORPORATION OF
                           REGENCY CENTERS CORPORATION
                      AMENDING THE PREFERENCES, RIGHTS AND
                        LIMITATIONS OF 500,000 SHARES OF
                 SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK


                  Pursuant to Section 607.1006 of the Florida Business Corporation Act ("FBCA"), Regency Centers Corporation, a Florida corporation formerly known as Regency Realty Corporation ( the "Corporation"), does hereby certify that:

                  WHEREAS, the Board of Directors of the Corporation designated 500,000 shares of its authorized but unissued Preferred Stock, par value $.01 per share, as its 9.125% Series D Cumulative Redeemable Preferred Stock (the "Series D Preferred Stock") pursuant to Articles of Amendment adopted in accordance with Section 607.0602 of the FBCA, filed with the Florida Department of State on October 1, 1999 (the "Designation");

                  WHEREAS, the Corporation has committed to issue shares of Series D Preferred Stock to the holders of Series D preferred units (the "Series D Preferred Partners") in the Corporation's affiliate, Regency Centers, L.P., a Delaware limited partnership (the "Partnership"), but no shares of Series D Preferred Stock have yet been issued;

                  WHEREAS, the Partnership and the Series D Preferred Partners have agreed to amend the Designation to provide that, inter alia, dividends shall accrue at the rate per annum of 7.45% rather than 9.125% on shares of Series D Preferred Stock, when issued, and that the holders of the Series D Preferred Stock shall have certain additional voting rights as set forth herein;

                  WHEREAS, the Board of Directors of the Corporation adopted this amendment on October 27, 2004 without shareholder action;

                  WHEREAS, shareholder approval of this amendment is not required;

                  NOW, THEREFORE, ARTICLE THIRD of the Designation is hereby amended as follows (all capitalized terms not otherwise defined herein shall have the meanings given to them in the Designation):

1.       Distribution Rate
         -----------------

                  Section 3(a) of the Designation is hereby amended to change the annual distribution rate from 9.125% to 7.45%.

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                  In addition, all references throughout the Designation to
9.125% are hereby changed to 7.45%, and the Series D Preferred Stock shall be known as the "7.45% Series D Cumulative Redeemable Preferred Stock."

2.       Voting
         ------

                  A new Section 6(d) is hereby added to the Designation, which reads in full as follows:

                           "(d) Certain Additional Voting Rights.
                  Notwithstanding anything herein to the contrary, so long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall solicit the affirmative vote of the holders of at least two-thirds (2/3) of the Series D Preferred Stock outstanding at the time, prior to:

                           (i) electing to consummate any transaction or series
                  of transactions which would result in a Change of Control of the Corporation,

                           (ii) electing to consummate any transaction or series
                  of transactions which would result in the common shares of the Corporation or any successor entity of the Corporation ceasing to be listed on at least one of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market (or, in each case, a successor thereto), or

                           (iii) electing not to qualify for taxation as a real
                  estate investment trust under Section 856 et seq. of the Internal Revenue Code.

                  For the purposes of this Section 6(d) "Change of Control" shall mean: (x) any sale or other disposition of all or substantially all of the Corporation to an entity that is not an Affiliate (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) of the Corporation; or (y) any consolidation, amalgamation, merger, business combination, share exchange, reorganization or similar transaction involving the Corporation pursuant to which the stockholders of the Corporation immediately prior to the consummation of such transaction will own, directly or indirectly, less than a majority of the equity interest in the entity surviving such transaction; provided, however, a Change of Control shall not include a transaction or series of transactions consummated with the offeror of an unsolicited "hostile" tender offer for control of the Corporation. If the requisite holders of the Series D Preferred Stock fail to approve any of the Corporation's actions specified in clauses (i), (ii) or (iii) of the first sentence of this Section 6(d) (each a "Mandatory Redemption Event") and the Corporation still effectuates such


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

                  action, then the sole remedy of the holders of Series D Preferred Stock shall be that the Corporation shall immediately redeem all of the Series D Preferred Stock outstanding at a redemption price, payable in cash, equal to $100 per share of Series D Preferred Stock plus accumulative and unpaid distributions, whether or not declared, to the date of such redemption; provided, however, that notwithstanding any provision hereof to the contrary, the actions specified in clause (i) of the first sentence of this Section 6(d) shall not constitute a Mandatory Redemption Event if, on or prior to the date of the consummation of such transaction or transactions, a "nationally recognized statistical rating organization" (as such term is defined for purposes of Rule 436(g)(2) promulgated under the Securities Act of 1933, as amended) shall have affirmed the rating accorded the securities of the Corporation immediately prior to the public announcement of such transaction or transactions, or shall have upgraded such rating (or, if the Corporation is not the surviving entity in such transaction or transactions, affirmed that the rating of the securities of the successor to the Corporation shall be at least equal to the rating accorded the securities of the Corporation immediately prior to the public announcement of such transaction or transactions). The date of such redemption shall be the date of the Mandatory Redemption Event."



                     [Signature appears on following page.]






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




                  IN WITNESS WHEREOF, the undersigned Senior Vice President of the Corporation has executed this amendment this 12th day of November, 2004.




                                        /s/ Lisa Palmer
                                        ----------------------------------------
                                        Lisa Palmer, Senior Vice President




























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